UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUNVALLEY SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Nevada	1600	20-8415633
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

398 Lemon Creek Dr., Suite A Walnut, CA 91789
(Address of principal executive offices)

Registrant's telephone number, including area code: (909) 598-0618
Val-U-Corp Services, Inc. 1802 North Carson St., Ste. 108 Carson City, NV 89701
(Name and address of agent for service of process)

Telephone number of agent for service of process: (775) 887-8853

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|                                                                           Accelerated filer |__|

Non-accelerated filer |__|                                                                Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(2)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (3)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (4)	AMOUNT OF REGISTRATION FEE(1)
Common Stock	106,666,663	$0.01395	$1,488,000	$172.76

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(2)	Representing shares of the Company to be offered through an equity financing arrangement and shares to be sold by the Selling Shareholder.
(3)	Based on Rule 457 under the Securities Act
(4)
This amount represents the maximum aggregate value of common stock which may be drawn from the Underwriter by the registrant pursuant to the terms and conditions of a Drawdown Equity Financing Agreement between the Underwriter and the registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
Attn: Joe Laxague
3273 East Warm Springs Rd.
Las Vegas, NV 89120
Phone: (702) 312-6255
Fax: (702) 944-7100

PROSPECTUS
SUNVALLEY SOLAR, INC.
106,666,663 SHARES OF COMMON STOCK
PUBLIC OFFERING
___________________

SUBJECT TO COMPLETION, Dated January 24, 2011

This prospectus relates to the resale of up to 106,666,663 shares of the common stock of Sunvalley Solar, inc., a Nevada corporation, by Auctus Private Equity Fund, LLC, a Massachusetts limited liability company (“ Auctus ” or “Selling Shareholder”), a selling shareholder pursuant to Drawdown Notice under a Drawdown Equity Financing Agreement (the “Drawdown Equity Financing Agreement ” or “DEFA” that we have entered into with Auctus. The Drawdown Equity Financing Agreement permits us to sell shares of our common stock to Auctus enabling us to drawdown up to $10,000,000 million from Auctus. The registration statement covers the offer and possible sale of approximately $1,488,000 in common stock based on our January 20, 2011 closing market price of $0.015 per share before the discount offered to Auctus. We will not receive any proceeds from the sale of these shares of common stock offered by Auctus. However, we will receive proceeds from the sale of securities pursuant to each Drawdown Notice we send to Auctus. We will bear all costs associated with this registration.

Auctus is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Auctus will pay us 93% of the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our election to put shares pursuant to the Drawdown Equity Financing Agreement.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol "SSOL.OB." On January 20, 2011, the closing sale price of our common stock was $0.015 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors" on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: January 24, 2011

Page
Summary	5
Risk Factors	8
Risks Related To Our Financial Condition and Business Model	8
Because we have a limited operating history related to our current growth strategy, we are subject to the risks of failure associated with any new business venture.	8
If we do not obtain significant additional financing, we will be unable to implement our business expansion plans may be unable to continue as a going concern.	8
If the prices of traditional sources of energy decline significantly, our sales could decline and the financial results of our business operations would be harmed.	8
If we are unable to maintain access to a stable supply of certain raw materials, our sales and revenue growth may face significant constraints.	9
Because demand for solar energy is driven in part by governmental incentives, a significant reduction in government subsidies and economic incentives for solar power could cause our sales to decline.	9
If we are unable to respond to changing technologies and issues presented by new technologies, our business will be harmed.	9
Because we are currently dependent on the Southern California market, we must expand to other markets in order to increase our sales and diversify our revenue base.	9
Because we are dependent on a limited number of suppliers, our business, financial condition, and operating results will be harmed if our supply orders are delayed.	10
If we do not retain our key personnel and attract and retain other highly skilled employees, our business may suffer.	10
If we are subject to significant unexpected warranty expenses or service claims, our ability to generate net profits will be harmed.	10
Because the solar energy system installation market is highly competitive and has low barriers to entry, we may face the loss of market share or reduced margins.	11
If interest rates increase, it may become difficult for customers to finance the cost of solar energy systems and could reduce demand for our services and products.	11
If our products contain defects, our reputation could be harmed and our results of operations adversely affected.	11
Risks Related To Legal Uncertainty	11
If we incur material product liability claims, our costs could increase and our reputation, sales and operating income could be adversely affected.	11
If we are unable to protect our intellectual property rights, our ability to compete successfully could be significantly harmed.	11
Because our employees and technicians work in the homes and business of our customers, we may be subject to liability claims based on their actions.	12
Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.	12

Risks Related To This Offering	12
If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.	12
Because our common stock is currently deemed a low-priced “Penny” stock, it may be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affecting the price of our stock.	13
Because the market may respond to our business operations and that of our competitors, our stock price will likely be volatile.	13
If the Selling Shareholder sells a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	13
If and when we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.	14
Because we may not have access to the full amount under the equity line, our ability to access capital required for the full implementation of our business plan may be hindered.	14
Because Auctus will pay less than the prevailing market price per share, our shareholders face a risk that the value of their common stock will be diluted.	14
Forward-Looking Statements	15
Use of Proceeds	15
Determination of Offering Price	16
Dilution	16
Selling Shareholders	17
Plan of Distribution	18
Description of Securities	19
Interest of Named Experts and Counsel	22
Description of Business	22
Description of Property	30
Legal Proceedings	30
Market for Common Equity and Related Stockholder Matters	30
Financial Statements	32
Management Discussion and Analysis of Financial Condition and Results of Operations	33
Changes in and Disagreements with Accountants	38
Directors and Executive Officers	39
Executive Compensation	42
Security Ownership of Certain Beneficial Owners and Management	45
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	46
Certain Relationships and Related Transactions	46
Available Information	46
Dealer Prospectus Delivery Obligation	46
Other Expenses of Issuance and Distribution	47
Indemnification of Directors and Officers	47
Recent Sales of Unregistered Securities	48
Table of Exhibits	49
Undertakings	49
Signatures	50

Summary

Sunvalley Solar, Inc.

We are a California-based solar power technology and system integration company founded in January of 2007. We are focused on developing our expertise and proprietary technology to install residential, commercial and governmental solar power systems. We offer turnkey solar system solutions for owners, builders and architecture firms that include designing, building, operating, monitoring and maintaining solar power systems. Our customers range from small private residences to large commercial solar power users. We have the necessary licenses and expertise to design and install large scale solar power systems. We hold a C-46 Solar License from CBCL (California Board of Contractor License). Some of the large scale commercial solar power systems that we have designed and installed include large office buildings, manufacturing facilities and warehouses. Our proprietary technologies in solar installation provide our customers with a high quality, low cost and flexible solar power system solutions.

We are working to develop as an end-to-end solar energy solution provider by providing system solution, post-sale service, customer technical support, solar system design and field installation. Our address is 398 Lemon Creek Dr., Suite A, Walnut, CA 91789. Our phone number is (909) 598-0618.

Our Transaction With Auctus

This prospectus relates to the resale of up to 106,666,663 shares of our common stock by Auctus.  Auctus will obtain our common stock pursuant to a Drawdown Equity Financing Agreement (“DEFA”), dated December 31, 2010, entered into by Auctus and Sunvalley Solar, Inc. We have paid Auctus a non-refundable origination fee in the amount of $15,000 cash.

In connection with the DEFA, we have agreed to issue and sell to Auctus, and Auctus has committed to purchase from us, up to $10,000,000 worth of our common stock (“Shares”), par value $0.001 per share over a three year period. At the date of filing, we may not obtain the full $10,000,000 in funding as our average trading price is too low. The $10,000,000 was stated as the total amount of available funding in the DEFA because this was the maximum amount that Auctus agreed to offer us in funding. There is no assurance that the market price of our common stock will increase substantially in the near future. The number of commons shares that remains issuable is lower than the number of common shares we may need to issue in order to have access to the full amount under the DEFA. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increases substantially. Based on our stock price as of January 20, 2011, the registration statement covers the offer and possible sale of only approximately $1,488,000 worth of our shares at current discounted market price of $0.01395 or approximately 93% of $0.015 (our market price at January 20, 2011.) We are authorized to issue 1,500,000,000 shares of common stock and have 803,068,420 shares issued and outstanding as of January 24, 2011. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the DEFA. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially.

The maximum amount that we shall be entitled to request from each advance (“Advance”) shall be equal to, at the Company’s election, either (i) $500,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock based on the ten (10) trading days preceding the Drawdown Notice Date (as defined in the DEFA), whichever is larger. The purchase price of the common stock shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the Drawdown Notice Date. If the average trading in our common stock is too low, it is possible that we may not be permitted to draw the full amount of proceeds of the drawdown of $500,000, which may not provide adequate funding for our planned operations.

Under the DEFA, Auctus shall immediately cease selling any shares within a Drawdown Notice if the price falls below a fixed-price floor provided by the Company or seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the “Floor”). Notwithstanding, we may, in our sole and absolute discretion, waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price. In the event that we do not waive its right with respect to the Floor, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price. If we do waive the floor price it could cause the share price to fall substantially. The floor price restriction only applies to the five day trading period then the transaction is closed.

In addition, there is an ownership limit of 4.99% (see section 7.2 (g) of the DEFA) and, neither the company’s right to waive the floor price and/or the ownership limit of 4.99% can impact the price at which we can put the shares to Auctus.

On the Advance Date, we shall deliver to Auctus the number of shares of the Common Stock registered in the name of Auctus as specified in the Drawdown Notice. In addition, we must deliver the other required documents, instruments and writings required. If we have not paid the fees, expenses, and disbursements of Auctus in accordance with the DEFA, Section 12.4, the amount of such fees, expenses, and disbursements may be deducted by Auctus directly out of the proceeds of the Advance with no reduction in the amount of shares of our Common Stock to be delivered on the Advance Date. We have certain obligations upon closing that must be met:

•	The shares delivered to Auctus must be done so through a Deposit/Withdrawal at Custodian (DWAC) from a Deposit Trust Company and shares must have proof that they are free of restrictive legends.

•	Our Registration Statement with respect to the resale of the shares of Common Stock delivered in connection with the Advance shall have been declared effective.

•	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the Registrable Securities..

•	We shall have filed with the SEC in a timely manner all reports, notices and other documents required.

•	All fees set forth in Section 12.4 of the DEFA shall have been paid or withheld.

•	Our transfer agent is DWAC eligible.

We believe that we will be able to meet all of the above obligations mandated in Section 2.3 of the DEFA (mentioned above). We are aware that if we fail to perform our obligations and we fail to deliver to Auctus on the Advance Date the shares of Common Stock corresponding to the applicable Advance, Auctus shall suffer financial hardship and therefore we acknowledge that we will be liable for any and all losses, commission, fees, interest, legal fees or any other financial hardships caused to the Investor. Fees and penalties for such losses (liquidated damages) to Auctus shall be paid by the Company in accordance with the following schedule:

Payments for Each Number of Days Overdue	For each $10,000 Worth of Common Stock

1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1000
Over 10	$1000 + $200 for each Business Day beyond the tenth day

Summary Of The Offering

Securities Being Offered	Up to 106,666,663 shares of our common stock.

Securities Issued and to be Issued	803,068,420 shares of our common stock are issued and outstanding as of the date of this prospectus. 909,735,083 shares will be issued and outstanding after completion of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by Auctus. However, we will receive proceeds from Auctus under the DEFA. See “Use of Proceeds”.

Summary Financial Information
Balance Sheet Data	Fiscal Year Ended December 31, 2008 (derived from audited financial information)	Fiscal Year Ended December 31, 2009 (derived from audited financial information)	Nine Months Ended September 30, 2010 (unaudited)
Cash	$367,218	$309,453	$624,228
Total Assets	$1,275,574	$4,090,291	$2,263,821
Liabilities	$394,019	$3,796,595	$2,466,572
Total Stockholder’s Equity (Deficit)	$881,555	$293,696	$(202,751)

Statement of Operations
Revenue	$2,635,091	$4,413,033	$3,312,977
Net Income (Loss) for Reporting Period	$4,774	$(587,859)	$(296,447)

Risk Factors

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Common Stock could decline.

Risks Related to Our Financial Condition and Business Model

Because we have a limited operating history related to our current growth strategy, we are subject to the risks of failure associated with any new business venture.

We have a relatively limited operating history on which potential investors can assess our performance and prospects and we have derived substantially all of our revenues to date from our existing solar power installation and integration business. We have only recently developed our strategy of expanding our installation business beyond the Southern California market, initiating the OEM manufacture of new solar panels based on our R&D, and proposing roof-top power plant projects. Potential investors should therefore be aware that we face the substantial risk of failure associated with any new business strategy as a result of problems encountered in connection with their commencement of new operations. These include, but are not limited to, the entry of new competition, unknown or unexpected additional costs, and expenses that may exceed estimates.

If we do not obtain significant additional financing, we will be unable to implement our business expansion plans may be unable to continue as a going concern.

In order to move forward with our business expansion and development plan, we will require additional financing in the approximate amount of $4,500,000.  In addition, our sales from existing operations may be insufficient to cover the costs of our current operations.  Our ability to expand our operations as planned and our ability to continue as going concern will therefore be dependent upon our ability to obtain additional financing. We currently do not have any firm arrangements for financing and we may not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible.  If we are unable to obtain the necessary capital to pursue our strategic plan, we may have to reduce or eliminate the planned future growth of our operations and we may experience difficulty in sustaining ongoing operations.

If the prices of traditional sources of energy decline significantly, our sales could decline and the financial results of our business operations would be harmed.

Prices of energy (including traditional sources of energy such as oil, gas, or electricity) or alternative energy may decline. The solar industry as a whole can also be significantly affected by fluctuations in energy prices and supply and demand of alternative energy fuels, energy conservation, the success of exploration projects and tax and other government regulations and policies. If sufficient demand for solar power products does not develop or takes long periods of time to develop, the revenues of solar power companies may not experience growth to permit the ongoing expansion of such businesses. In the event that prices of energy from traditional sources undergo a significant and sustained decline, our sales and results of operations will be harmed.

If we are unable to maintain access to a stable supply of certain raw materials, our sales and revenue growth may face significant constraints.

The solar energy industry has experienced an industry-wide shortage of polysilicon, which may place constraints on the revenue growth of solar energy companies and decrease such companies’ productivity. In addition, solar energy companies may not be able to secure an adequate and cost-effective supply of solar wafers, cells or reclaimable silicon.  If we are unable to sustain our access to a stable supply of these key materials, our sales and revenue growth will be significantly impeded.

Because demand for solar energy is driven in part by governmental incentives, a significant reduction in government subsidies and economic incentives for solar power could cause our sales to decline.

Currently, demand for solar power is driven in part by significant government subsidies and economic incentives.  If subsidies and other incentives for solar power are reduced or eliminated, the demand for solar energy may decline and cause corresponding declines in the revenues and profits of solar energy companies. In addition, existing regulations and policies, and changes to such regulations and policies, may present technical, regulatory and economic barriers to the purchase and use of solar power products, thus reducing demand for such products.

If we are unable to respond to changing technologies and issues presented by new technologies, our business will be harmed.

The solar energy industry is subject to technological change. If we rely on products and technologies that are not attractive to customers, or if we are unable to respond appropriately to changing technologies and changes in product function and quality, we may not be successful in capturing or retaining a significant market share. In addition, any new technologies utilized in our solar energy systems may not perform as expected or as desired, in which event our adoption of such products or technologies may harm our business.

Because we are currently dependent on the Southern California market, we must expand to other markets in order to increase our sales and diversify our revenue base.

We derive all of the revenue from our solar energy integration services from sales in single state, making us dependent on the economics and market conditions of one region. We currently derive all of the revenue from our solar energy integration services from projects in Southern California. The growth of our business will require us to expand our operations in California and to commence operations in other states. Our success may depend in part on our ability to successfully extend our installation business to northern California and other states.

Because we are dependent on a limited number of suppliers, our business, financial condition, and operating results will be harmed if our supply orders are delayed.

We depend upon a limited number of suppliers for the components used in our solar energy systems. We rely on third-party suppliers for components used in our solar energy systems. The failure of our suppliers to supply us with components in a timely manner or on commercially reasonable terms could result in lost orders, delay our project schedules and harm our operating results and business expansion efforts. Our orders with certain of our suppliers may represent a very small portion of their total business. As a result, these suppliers may not give priority to our business, leading to potential delays in or cancellation of our orders. If any of our suppliers were to fail to supply our needs on a timely basis or to cease providing us key components we use, we would be required to secure alternative sources of supply. We may have difficulty securing alternative sources of supply in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed.

If we do not retain our key personnel and attract and retain other highly skilled employees, our business may suffer.

If we fail to retain, recruit, and motivate the necessary personnel, our business and our ability to obtain new customers, develop new products, and provide acceptable levels of customer service could suffer. The success of our business is heavily dependent on the leadership and technical expertise of our key management personnel and on our key employees. If any of these persons were to leave our company it could be difficult to replace them, and our business could be harmed.
In addition, the expansion of our business could place a significant strain on our managerial, financial and personnel resources. To reach our goals, we must successfully recruit, train, motivate and retain additional employees, including management and technical personnel, integrate new employees into our overall operations and enhance our financial and accounting systems, controls and reporting systems.

If we are subject to significant unexpected warranty expenses or service claims, our ability to generate net profits will be harmed.

We may be subject to unexpected warranty expenses or service claims that could reduce our profits. As a result of the length of the warranty periods we provide, we bear the risk of warranty claims long after we have completed the installation of a solar energy system. Our current standard warranty for our installation services includes a 10-year warranty period for defects in material and workmanship in California. In addition, most manufacturers of solar PV modules offer a 25-year warranty period for declines in power performance. Although we maintain a warranty reserve for potential warranty or service claims and we have not had material warranty claims in the past, claims in excess of our reserve could adversely affect our operating results. Our failure to predict accurately future warranty claims could result in unexpected volatility in our financial condition.

Because the solar energy system installation market is highly competitive and has low barriers to entry, we may face the loss of market share or reduced margins.

Competition in the solar energy system installation market may increase in the future as a result of low barriers to entry. Increased industry competition could result in reductions in price, margins, and market share and in greater competition for qualified personnel. Our business and operating results would be adversely affected if we are unable to compete effectively.

If interest rates increase, it may become difficult for customers to finance the cost of solar energy systems and could reduce demand for our services and products.

Some of our prospective customers may depend on debt financing, such as home equity loans, to fund the initial capital expenditure required to purchase a solar energy system. Third-party financing sources specifically for solar energy systems are currently limited. The lack of financing sources or an increase in interest rates could make it difficult or more costly for our potential customers to secure the financing necessary to purchase a solar energy system on favorable terms, or at all, thus lowering demand for our services and products and negatively impacting our business.

If our products contain defects, our reputation could be harmed and our results of operations adversely affected.

Some of our products are complex and may contain undetected defects. The occurrence of defects or malfunctions could result in financial losses for our customers and in turn termination of services, cancellation of orders, product returns and diversion of our resources. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services, cause a loss of sales, and result in harm to our business reputation and the value of our brand.

Risks Related to Legal Uncertainty

If we incur material product liability claims, our costs could increase and our reputation, sales and operating income could be adversely affected.

As a designer of products, we are subject to product liability claims if the use of our products is alleged to have resulted in injury or include inadequate instructions for use or inadequate warnings. A product liability claim against us could result in increased costs, including potentially significant monetary damages, and could adversely affect our reputation with our customers, which in turn could adversely affect our financial performance.

If we are unable to protect our intellectual property rights, our ability to compete successfully could be significantly harmed.

Our ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by and/or licensed to us. We may be subject to intellectual property litigation and infringement claims by third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Because our employees and technicians work in the homes and business of our customers, we may be subject to liability claims based on their actions.

As part of our solar system installation and integration business, our technicians and other employees must perform work in our customers' homes and businesses.  If the actions of these employees give rise to claims of property damages or other claims, we could experience increased costs, including potentially significant monetary damages.

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

Risks Related To This Offering

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.  More specifically, the Financial Industry Regulatory Authority (“FINRA”) has enacted Rule 6530, which determines eligibility of issuers quoted on the OTC Bulletin Board by requiring an issuer to be current in its filings with the Commission.  Pursuant to Rule 6530(e), if we file our reports late with the Commission three times our securities will be removed from the OTC Bulletin Board for failure to timely file.  As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Because our common stock is currently deemed a low-priced “Penny” stock, it may be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affecting the price of our stock.

We are subject to certain provisions of the Securities Exchange act of 1934, commonly referred to as the “penny stock” as defined in Rule 3a51-1.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Currently, trading in our stock is subject to additional sales practice requirements of broker-dealers.  These require a broker-dealer to:

▪	Deliver to the customer, and obtain a written receipt for, a disclosure document;

▪	Disclose certain price information about the stock;

▪	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

▪	Send monthly statements to customers with market and price information about the penny stock; and

▪	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock.  Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Because the market may respond to our business operations and that of our competitors, our stock price will likely be volatile.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “SSOL.” We anticipate that the market price of our Common Stock will be subject to wide fluctuations in response to several factors, including: our ability to develop projects successfully; increased competition from competitors; and our financial condition and results of our operations.

If the Selling Shareholder sells a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The Selling Shareholder is offering 106,666,663 shares of our common stock through this prospectus. Shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If and when we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.

Generally, existing shareholders will experience dilution of their ownership percentage in the company if and when additional shares of common stock are offered and sold.  In the future, we will be required to seek additional equity funding in the form of private or public offerings of our common stock.  In the event that we undertake subsequent offerings of common stock, your ownership percentage, voting power as a common shareholder, and earnings per share, if any, will be proportionately diluted.  This may, in turn, result in a substantial decrease in the per-share value of your common stock.

Because we may not have access to the full amount under the equity line, our ability to access capital required for the full implementation of Our business plan may be hindered.

On January 20, 2011, the closing price of our common stock was $0.015. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $10,000,000. Assuming that we will maintain the market price of our common stock at or around $0.015 per share, we will need to issue approximately 716,845,878 shares [($10,000,000/$0.01395 (discounted market price)] of common stock to Auctus in order to have access to the full remaining amount under the Equity Line of Credit. We are authorized to issue 1,500,000,000 shares of common stock and have 803,068,420 (319,999,990 in public float) shares issued and outstanding as of January 20, 2011. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increases substantially. In addition, based on our stock price as of January 20, 2011, the registration statement covers the offer and possible sale of only approximately $1,488,000 of our shares at current market price of $0.015 and the discounted market price with Auctus of $0.01395 per share.

Because Auctus will pay less than the prevailing market price per share, our shareholders face a risk that the value of their common stock will be diluted.

The common stock to be issued to Auctus pursuant to the Drawdown Equity Financing Agreement (“DEFA”) will be purchased at a seven percent (7%) discount to the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our Drawdown Notice. Auctus has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Auctus sells the shares, the price of our common stock could decrease. If our stock price decreases, Auctus may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price. Auctus will not engage in short-selling because a floor price has been set and Auctus will immediately cease selling any shares if the stock price falls below a fixed-price floor provided by the Company or seventy-five (75%) of the average closing bid price of the stock over the preceding ten (10) trading days prior to any Drawdown Notice. The floor price can be waived only by us, but if we do waive the floor price it could cause the share price to fall substantially.

In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus in order to drawdown on the facility. If our stock price decreases, then our existing shareholders would experience greater dilution for any given amount raised through the offering.

Additionally, since Auctus will pay less than the prevailing market rate:

•
The equity financing pricing mechanism used to determine sales price to Auctus will have a dilutive effect on the market price resulting in a decline in market price since Auctus will be paying 93% of the closing price of the common stock for 5 consecutive days following notice date. At the current market price of $0.015 per share (as of January 20, 2011), Auctus would pay $0.01395 per share.

•
Auctus will not be able to engage in short-selling because the selling price will be limited by the floor price that Auctus must stay above during its selling activities. Any short sales that do occur by other parties would cause the price of shares to further decline since trading would be generally low.

•	We may be required to issue a substantial number of additional shares in order to access each additional Advance from Auctus if our market price declines.

•	Substantial dilution may occur in the event that our stock price falls and we must issue more shares in connection with additional Advances from Auctus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholder. However, we will receive proceeds from the sale of our common stock to Auctus pursuant to the Drawdown Equity Financing Agreement.

Assuming a prevailing market price of $0.015 per share (discounted market price with Auctus is $0.01395 per share) as of January 20, 2011, we propose to expend proceeds on the sale of 106,666,663 shares as follows:

	Amount Assuming Maximum Offering	Percent of Maximum
GROSS OFFERING	$1,488,000	100.0%
Offering expenses 1	$8,000	0.5%
Net Proceeds	$1,480,000	99.5.0%
USE OF NET PROCEEDS
OEM panel manufacturing	500,000	33.78%
Working capital	280,000	18.92%
Advanced Solar Technology Development	200, 000	13.51%
Installation Business Expanding	500,000	33.78%
TOTAL APPLICATION OF NET PROCEEDS	$1,480,000	99.50%

1 Offering expenses: A portion of the gross offering proceeds will be used to pay certain expenses related to the offering, including, legal, accounting, and transfer agent fees.

Determination of Offering Price

The offering price, which is reflects 93% the closing market price of our common stock as of January 20, 2011 bears no other relationship to any objective criterion of value. The price does not bear any relationship to the Company’s assets, book value, historical earnings, or net worth.

Dilution

The sale of our common stock to Auctus in accordance with the Drawdown Equity Facility Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Dilution represents the difference between the offering price (market price) and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets (product development costs) from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of shares of our common stock held by our existing shareholders.

As of September 30, 2010, the net tangible book value of our shares of common stock was a deficit of $202,751, or approximately ($.00025) per share based upon 800,068,420 shares then outstanding.  Because the existing net tangible book value per share is negative, current shareholders will not experience a dilution in terms of net tangible book value per share as a result of this offering.

Upon completion of this Offering, if 100% of the shares are sold (106,666,663 shares) at a discounted market price of $0.01395 (93% of $0.015 market price) per share, the net tangible book value of the 909,735,083 shares to be outstanding will be approximately $1,285,249 or approximately $0.0014 per share.  This would represent an increase in net tangible book value to existing shareholders of $0.00165 per share.

Selling Shareholders

We agreed to register for resale shares of common stock of the selling security holder. The selling security holder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling security holder and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holder in connection with the sale of such shares.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of the date of this prospectus, including:

1.   the number of shares owned by each prior to this offering;
2.   the total number of shares that are to be offered by each;
3.   the total number of shares that will be owned by each upon completion of the offering;
4.   the percentage owned by each upon completion  of the offering; and
5.   the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 803,068,420 shares of common stock outstanding on January 20, 2011.

Name of Selling Shareholder	Shares Owned Prior to this Offering(1)	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Auctus Private Equity Fund, LLC(2)	0	106,666,663	0	0

None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has ever been one of our officers or directors.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draw downs under the DEFA with Auctus.

(2) Lou Posner is the Director of Auctus Private Equity Fund, LLC and, in that capacity, has the authority to direct voting and investment decisions regarding the securities.

Plan of Distribution

Drawdown Equity Finance Agreement / Registration Rights Agreement

On December 31, 2011, we entered into Drawdown Equity Finance Agreement and Registration Rights Agreement with Auctus Private Equity Fund, LLC in order to establish a possible source of funding for us. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility. Auctus is subject to Regulation M.

Under the equity line of credit agreement, Auctus has agreed to provide us with up to $10,000,000 of funding over a thirty-six (36) month period from the effective date of this prospectus; 106,666,663 shares of our common stock are being registered pursuant to this prospectus. During this period, we may request a drawdown under the equity line of credit by selling shares of our common stock to Auctus and Auctus will be obligated to purchase the shares. We may request a drawdown once every five trading days, although we are under no obligation to request any drawdowns under the equity line of credit. There must be a minimum of five trading days between each drawdown request.

We may request a drawdown by sending a drawdown notice to Auctus, stating the amount of the draw down and the price per share, which shall be the lowest closing bid price of our common stock during the preceding five trading days. During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share. The number of shares of Common Stock that Auctus shall purchase pursuant to each advance shall be determined by dividing the amount of the advance by the purchase price.

The purchase price per share of common stock will be set at ninety-three percent (93%) of the lowest closing bid of the common stock during the pricing period. Further, Auctus shall immediately cease selling any shares of our common stock within a drawdown notice if the price of the Company’s common stock falls below a fixed-price floor provided by the Company or 75% of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the drawdown notice date; such floor can be waived only in the sole discretion of the Company. Auctus shall immediately cease selling any shares within a Drawdown Notice if the price falls below a fixed-price floor provided by the Company or seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the “Floor”). Notwithstanding, the Company, in its sole and absolute discretion, may waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price. In the event that the Company does not waive its right with respect to the Floor, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price. If the company does waive the floor price it could cause the share price to fall substantially. Also note, there is an ownership limit of 4.99% (see section 7.2 (g) of the DEFA) , and neither the company’s right to waive the floor price and/or the ownership limit of 4.99% can impact the price at which the company can put the shares to the investor. The floor price restriction only applies to the five day trading period then the transaction is closed.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is the larger of $500,000; or 200% of the average daily volume based on the trailing ten days preceding the drawdown notice date.

Upon effectiveness of the Registration Statement, the Company shall deliver Instructions to its transfer agent to issue shares of Common Stock to the Investor free of restrictive legends on or before each advance date.

Pursuant to the Drawdown Agreement, Auctus and its affiliates shall not be issued shares of the Company’s common stock that would result in its beneficial ownership equaling more than 4.99% of the outstanding common stock of the Company.

Per section 3.10 of the DEFA, Auctus will not enter into any short selling or any other hedging activities during the pricing period. Auctus does have the ability to promptly sell shares corresponding to the drawdown notices during the pricing period.

The obligation of Auctus to make an advance to the Company pursuant to the Drawdown Agreement shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days, other than due to the acts of Auctus, during the commitment period, or (ii) the Company shall at any time fail materially to comply with the requirements contained in the Drawdown Agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that the termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to this registration statement and ending upon the date on which such post-effective amendment is declared effective by the SEC.

On December 31, 2010 the Company signed a Registration Rights Agreement with Auctus requiring, among other things, that the Company prepare and file with the SEC Form S-1, or on such other form as is available no later than one hundred and twenty (120) days after signing. In addition, the Company shall use all commercially reasonable efforts to have the Registration Statement(s) declared effective by the SEC within one hundred and twenty (120) calendar days from the date that the Registration Statement is filed with the SEC.

As per the Drawdown Agreement, none of Auctus’s obligation thereunder are non-transferrable and may not be assigned to a third party.

Description of Securities

Our authorized capital stock consists of 1,500,000,000 shares of common stock, $0.001 par value per share. As of January 20, 2011, there were 803,068,420 shares of our common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

Other than as set forth below, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock:

We have an issued and outstanding Convertible Promissory Note (the “Note”) in the amount of $100,000 dated January 7, 2011.  The Note bears interest at an annual rate of 8%, with principal and interest coming due on October 7, 2011.  The Note may be converted in whole or in part, at the option of the holder, to shares of our common stock, par value $0.001, at any time following 180 days after the issuance date of the Note.  The conversion price under the Note is 61% of the Market Price of our common stock on the conversion date.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer Co.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Sadler, Gibb & Associates, LLC have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Sadler, Gibb & Associates, LLC has presented their report with respect to our audited financial statements.  The report of Sadler, Gibb & Associates, LLC is included in reliance upon their authority as experts in accounting and auditing.

Description of Business

Principal Place of Business

Our principal offices are located at 398 Lemon Creek Dr., Suite A, Walnut, CA 91789.

Description of Business

We are a California-based solar power technology and system integration company founded in January of 2007. We are focused on developing its expertise and proprietary technology to install residential, commercial and governmental solar power systems. We offer turnkey solar system solutions for owners, builders and architecture firms that include designing, building, operating, monitoring and maintaining solar power systems. We develop advanced solar technology and deploy to solar power application. Our customers range from small private residences to large commercial solar power users. We have the necessary licenses and expertise to design and install large scale solar power systems. We hold a C-46 Solar License from CBCL (California Board of Contractor License). Some of the large scale commercial solar power systems that we have designed and installed include large office buildings, manufacturing facilities and warehouses. Our proprietary technologies in solar installation provide its customers with a high quality, low cost and flexible solar power system solutions.

We seek to develop as an end-to-end solar energy solution provider by providing system solution, post-sale service, customer technical support, solar system design and field installation.

Principal Products and Services

Our philosophy is to “provide solar electricity directly from the sun in a technology innovation-centric and cost effective way”. Since inception, we have concentrated on serving the solar power needs of residential and commercial customers tied to the electric power grid.  Our business plans are focused in four specific areas:

•	Solar Systems Design and Installation
•	Solar Technology Research and Development
•	Solar Equipment Manufacturing and Distribution
•	Distributed Power Plant Projects

Solar Systems Design and Installation

The scope of our solar systems design and installation business includes:

•	Designing solar systems for commercial, residential, governmental and non-profit customers
•	Installing solar power systems and related constructional systems for solar power end users
•	Providing technical support and service to solar power end users
•	Providing system performance monitoring services to solar power end users
•	Providing government permit/incentives application services to solar power end users

Since our founding in 2007, we have focused on solar system design and installation.  Installation is our core business, and it also provides the company with a platform for solar product supply, new technology development, and other lines of business. Our gross revenues to date have come mostly from the solar systems installation business. Our installation business is focused primarily in Southern California.  We were the first Chinese-American owned solar installation technology company in Southern California and much of the early growth in our systems installation business came from customers in the Chinese-American community of Southern California.  We are one of a few companies in California that has the permit and expertise to install large commercial solar systems (over 150K watts).  We hold a C-46 Solar License from the State of California. In addition, members of our staff hold individual General Electricity Licenses as well as Construction Architecture Licenses.

Solar Technology Research and Development

As a reusable and green energy source, the solar cell has been providing an increasing portion of  consumed energies, including in household heating and electricity, in commercially available cars, and in centralized solar electricity plants. However, the current solar cell modules or panels suffer severe drawbacks compared to fossil fuel energy sources in terms of cost-per-watt as well as in the efficiency of energy storage. The cost issue is related to the poor energy conversion efficiency and the use of the costly semiconductors as the electricity generation unit, which primarily corresponds to the light absorption of the solar cell module.

To improve the efficiency of the solar cell without adding more cost to it, we are developing a new metallic sub-wavelength design to realize the combination of the electrodes as SPP generators.  The innovative design will also consider the variant spectral and angles, to guarantee excitation of the SPP at any angle around the bang gap, or absorption region of the solar cell unit. With the successful development of our new PV cells, we are expecting the efficiency of the organic thin-film-based solar cells to be over 10%, which is close to double that of the current commercially available thin film solar cells.

With additional capital, we hope to commercialize our R&D outputs to our PV panels and installation applications. By combining our research and development capability with our existing installation business and planned panel manufacturing operation, we hope to establish a vertically integrated entity that can grow to become a premier supplier of solar panels in the United States.

The main points of focus for our R&D operation are as follows:

•	Keeping and developing a small but strong R&D team in San Diego
•	Collaborating with universities in the U.S. and panel manufacturers in China
•	Effectively use resources from research institutes and universities in China
•	Developing new solar technology and parts, focusing on application technologies

Our key current R&D topics include:

•	Developing new coating technology to increase the efficiency of PV panel
•	Develop solar PV application technology to reduce system level cost and increase installation flexibility – racking and panel cleaning system
•	Commercializing our patented advanced solar technology.

Solar Equipment Manufacturing and Distribution

Our R&D team has developed a new type of nano-structured solar cell and filed for patent protection in the U.S. as “New Solar Cell Structure with Increased Efficiency” on March 22, 2010, application number 12/729,201.  We are currently applying for a Phase-I grant from Department of Energy, entitled "Surface Plasmon Enhanced Solar Cells,” in order to fund additional development of its proprietary solar cell.  With proper funding, the new technology could be commercialized and implemented in solar panel manufacture starting from OEM manufactured panels from reputable solar panel manufacturers in China. The manufactured solar panels would use our brand name with its patented technology. We would be responsible for quality control, certification applying, marketing, technical support and services in the United States. Our unique technology would provide the solar panel market with a higher efficiency, lower cost unit than competing panels currently on the market. Our ability to provide after-sale services such as system maintenance, technical support, training, etc. for its customers could add another selling point for promotion of the new panel.

Distributed Power Plant Projects

We are in the development stage for a new line of business based on the installation of distributed solar power plants.  Currently, most proposed solar power plants are stand-alone large scale power plants. They are either solar thermal power plants (using solar panels to generate heat and then using thermal electrical methods to generate electricity) or photovoltaic farms (using PV panels to generate electrical power directly). Stand-alone power plants need to deploy high-voltage transformers, high-voltage power transmission lines, etc. Also, the limiting factor of solar power is that it generates little electricity when skies are cloudy and none at night. Excess power must therefore be produced during sunny hours and stored for use during dark hours. Most energy storage systems such as batteries are expensive or inefficient. Pressurized caverns and hot salt technologies are commonly used right now for these solar power plants, but they will require larger storage room and more complex technology. Due to these reasons, stand-alone power plants naturally are large scale (generally more than 15M Watts), and most of them are built on open public land, such as in a hot desert, due to large installation physical space required and cost of the land.

Building larger solar power plants involves serious issues such as the need for large investments in land and infrastructure including power transmission line and electrical distribution network constructions. Other troublesome issues are customer management independent from current utility company billing systems, three years or even longer environmental impact assessment study (required by federal environmental protection laws), sophisticated application processing for land use permits, different safety and security requirements for open public space, etc. All of these difficulties add up to tremendous investments, efforts and long waiting times. The Bureau of Land Management has taken as long as two years in order to just complete required environmental reviews.

By comparison, the small size, tied-to-grid, Distributed Power Plants we are planning to launch would be quite different from stand-alone large scale power plants. Our planned projects won’t use public land.  Instead, our plan is to use free roofs on private commercial buildings or private lands. We plan to build the power plants on private property to avoid environmental issues and easily tie to the grid to avoid power transmission lines and electrical distribution networks construction. We would also use current utility company billing systems to manage the system.

As an initial step in our development of the roof-top solar power plant concept, we are currently building a PV power plant in conjunction with the building of a general commercial solar power system. We also intend to sell the electrical power directly to utility companies. The size of these types of roof-top solar power plants is much smaller than typical solar power plants (1M to 2M watts is typical for roof-top power plants, compared to over 15M watts for typical plants), but we would be able to build many smaller “power plants” on top of different buildings and tie them to utility grid to form a distributed power plant system.

Our planned distributed PV power plants are prompted by recent advances in solar technology that reduce the cost of installed photovoltaic generation and federal/state laws that ensure the “oversize to load” (no restriction on homeowners or businesses over-sizing their solar system when compared with their usage, or “load”) and provides greater fairness for consumers by requiring wholesale compensation for surplus power. Building smaller roof solar power plants would avoid most of the difficulties that currently face those who build larger solar power plants.

As an established solar system designer/installer, we have the requisite technical background, experience, licenses, and other capabilities necessary to build the roof-top distributed power plants. Because of our experience in larger scale commercial solar system design and installation, the planned distributed power plants would closely resemble some relatively larger commercial solar systems we are building today.

Competition and Market Overview

The global PV market has averaged a 38% annual growth over the past five years. Yet PV only accounts for a small percentage of electricity generation worldwide and less than 1/30th of 1% in the United States as of year 2007.  The U.S. lags behind Germany and Japan in installations as well as in manufacturing. During the past few years, these two countries have emerged to the leaders with coherent, long-term national incentive policies, despite dramatically inferior amount of sunshine.

The United States possesses the best solar resources in the world, and yet Germany has installed seven times as much PV systems as the United States. As an emerging player in the solar power industry, China has grown from having virtually no PV industry at all to manufacturing twice the level of the United States in just three years.

According to SolarBuzz, a research and consulting firm, the global solar power market, as defined by solar power system installations, had an estimated $30 billion in revenue in 2008. The U.S. solar power installation market comprised approximately 8% of the total global market installations, reaching approximately 500M watts installed during 2009. According to SolarBuzz, the residential and small commercial market segments represent approximately 65% of the solar market in the US market and are expected to continue to do so through 2010. According to PV news, California accounts for approximately 60% of the U.S residential market.

In 2006, the state of California enacted the largest solar program outside of Germany through the passage of the California Solar Initiative on January 12 by the CPUC, and the Million Solar Roofs Bill signed into law on August 21. These programs target installing 3,000 MW of electricity capacity in the next ten years. Other states created similar programs that will expand incentives and/or require the use of solar as part of their renewable portfolio standard.

In the past decade, the solar PV panel market has maintained an annual growth rate of 30%. In the past five years, the growth rate is near 40%. The government renewable energy development plans and incentives policies from developed countries such as Germany, Japan, and United States in recent years have fueled the growth of this market. In 2004, Germany revised and enhanced their renewable energy laws which helped Germany to exceed Japan to become the world leader in terms of the PV panel market. In 2004 and 2005, the total solar power capacity in Germany was 363MW and 837MW respectively, representing more than 130% annual growth. This rapid growth indicates that a favorable policy from the government plays an extremely important role in the growth of solar power industry.

Among the top three solar power markets, Germany, Japan, and the United States, grid-tied roof solar panel systems occupy the largest market share. This is particularly true in Germany and Japan, where almost all of solar power system installations are grid interactive solar PV panel systems. Currently, 90% solar PV panels are silicon based. Data from Prometheus Institute indicates that the U.S. solar PV panel market will be around 40,000MW by 2010.

U.S. silicon-based PV manufacturers have been expanding their production capabilities over the past few years. However, most of the growth occurred through expansion overseas. For example, SunPower of California tripled its production capacity in the Philippines while Evergreen entered into a joint venture with Q-Cells and Renewable Energy Corporation of Norway to build hundreds of MW of cell and module production capacity in Germany by 2010.

The solar power industry is at an early stage of its growth and is highly fragmented with many smaller companies. The prospect for long-term worldwide demand for solar power has attracted many new solar panel manufacturers, as well as a multitude of design/integration companies in our market segment, with no single competitor gaining market dominance. We expect the manufacturing segment of the industry to consolidate as more solar panel manufacturing capacity comes online. We also expect there to be consolidation in the design/integration segment of the industry based mostly on branding, development of new technology and business process improvements.

Distribution Methods and Marketing

The most important part in a solar power system is the solar panel (PV module). Photovoltaic (PV) devices generate electricity directly from sunlight via an electric process that occurs naturally in certain types of materials. Groups of PV cells are configured into modules and arrays, which can be used to power any number of electrical loads. Crystalline silicon - the same material commonly used by the semiconductor industry - is the material used in a large portion of all PV modules today. PV modules generate direct current (DC) electricity. For residential use, the current is then fed through an inverter to produce alternating current (AC) electricity that can be used to power home appliances.

The majority of PV systems today are installed for homes and businesses that remain connected to the electric grid. Consumers use their grid-connected PV system to supply some of the power they need and use utility-generated power when their power usage exceeds the PV system output (e.g., at night). When the owner of a grid connected PV system uses less power than their PV system creates, they can sell the electricity back to their local utility, watch their meter spinning backwards, and receive a credit on their electric bill - a process referred as net metering. The electric grid thus serves as a “storage device” for PV-generated power.

The initial market focus for our commercial installation business has been the Chinese-American and broader Asian-American community of Southern California, with special emphasis on the Asian-American commercial market. We have been able to attract the attention of news media serving this market segment. Several newspapers (Chinese Daily News and World Journal), TV stations (Phoenix Satellite Television and DongSen Satellite Television), and local radio stations (AM1300), have had special reports on our company. These reports have generated positive reactions from readers, viewers, and listeners and have driven customer traffic to our office.

Today, we are focused on offering solar power solutions for owners, builders and architecture firms, including designing, building, operating, monitoring and maintaining solar power systems. Our customers run the gamut from small private residences to larger commercial solar power projects. In year 2008, we designed and installed a solar system for an office building, which covered 20,000 square feet roof top with 21KW, 112 pieces solar PV panels. The system is expected to save $89,185 in first 5 years for the customer. The end to end solution included roof reconstruction and solar power system. The system will have reduced CO2 emissions by 549,468 pounds which is equivalent to planting 120 acres of trees or removing 50 cars from the road.

In year 2009, we designed and installed one 170KW and one 165KW solar power system for a logistic company and a food & oil manufacturer respectively. These two systems will have saved around $900,000 for customers in the first five years. End to end solutions included design and construction of mental shielding frame, roof reconstruction, and solar power system design/installation. These two systems are expected to reduce CO2 emissions by 3,830,067 pounds and 3,736,567 pounds which is the equivalent to planting around 900 acres of trees or removing around 350 cars from the road.

We plan to continue to pursue our media-based marketing and sales strategy in Southern California.  In addition, we are working very closely with our solar panel suppliers and inverter supplier to bid on larger power plants, including government contracts.  Most government solar power system installation contracts have 20% of the total contractual amount reserved specifically for minority- owned business, which will give our Chinese-American owned business an advantage in the bidding process.

Principal Suppliers

We currently purchase solar panels primarily from two manufacturers.  For the year ended December 31, 2009, these vendors accounted for approximately 92% of our total inventory purchases. We are the preferred distributor in the USA and the exclusive distributor in Southern California, Nevada and New Mexico of Canadian Solar Inc., which is a top-10 PV manufacturer in the world.

We are the preferred distributor in the USA and the exclusive distributor in Texas, Nevada and Arizona of CEEG SST (acquired by CSUN in year 2010), one of a few PV panel manufacturers in the world that is able to provide high efficiency mono-crystalline solar panels. We are also the preferred distributor in the USA and the exclusive distributor in Texas, Nevada and Florida of Tianwei Solarfilm, one of the few manufactures in the world that is able to provide high efficiency thin film panels.

Solar power companies in China have invested billions of dollars in solar power technology and PV panel manufacturing over the past few years. However, the market for solar power in China is not yet mature. Meanwhile, the European market is overcrowded. As a result, Chinese manufacturers are looking for business opportunities in the United States. As an established technology and system integration company, Sunvalley maintains a unique position to act as the bridge between Chinese manufacturers and their North American end customers while providing superior value-added services to these customers. Sunvalley has established strategic partnerships with several solar equipment manufacturers, solar power technology companies, and research institutes in China. We have signed a distribution agreement with Canadian Solar, Inc., which is a top-10 PV manufacturer. To further broaden our product coverage and provide its customers with more options on solar panels and inverters, We have also signed distribution agreements with CEEG SST (acquired by CSUN in year 2010) and Taiwei Solarfilms.  This will allow us to extend our product coverage from low cost PV panels to high efficiency PV panels and up to thin-film panels. We have also established partnerships with inverter supplier PV Powered, as well as solar racking manufacturers and solar electrical wires providers. The partnership with these manufacturers in the solar power industry allows Sunvalley to provide its customers with a cost competitive, complete solar system solution with multiple selective options on PV panels and inverters.

Intellectual Property

Our R&D team has developed a new type of nano-structured solar cell and filed for patent protection in the U.S. as “New Solar Cell Structure with Increased Efficiency” on March 22, 2010, application number 12/729,201.  We are currently applying for a Phase-I grant from Department of Energy, entitled "Surface Plasmon Enhanced Solar Cells,” in order to fund additional development of its proprietary solar cell.

Personnel

We have 17 employees.  Our current internal departments include the Administration Department, the Engineering Department, the Sales/Marketing Department and the New Technology Development Department.  We are lead by a management team that includes a group of scientists, research/development engineers, a professional marketing/sales team, and an experienced supply chain management team. In addition, our team includes solar power system design engineers, solar power system installation engineers, electrical system design engineers and construction engineers.

Government Regulation

The market for solar energy systems is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. For example, there currently exist metering caps in certain jurisdictions, which limit the aggregate amount of power that may be sold by solar power generators into the electric grid. These regulations and policies have been modified in the past and may be modified in the future in ways that could deter purchases of solar energy systems and investment in the research and development of solar energy technology. For example, without a mandated regulatory exception for solar energy systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. Such fees could increase the cost to our customers of using solar energy systems and make them less desirable, thereby harming our business, operating results and financial condition. Changes in net metering policies could also deter the purchase and use of solar energy systems. In addition, electricity generated by solar energy systems competes primarily with expensive peak hour electricity rates rather than with the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require solar energy systems to achieve lower prices in order to compete with the price of electricity.

The importation of a part of the products we sell is subject to tariffs, duties and quotas imposed by the United States.  In addition, other restrictions on the importation of our products are periodically considered by the United States Congress, and may again be considered to protect against “Asian” deflation.  No assurances can be given that tariffs or duties on such goods may not be raised, resulting in higher costs to us or that import quotas with respect to such goods will not be lowered.  Deliveries of products from our foreign suppliers could be restricted or delayed by the imposition of lower quotas or increased tariffs.  We may be unable to obtain similar quality products at equally favorable prices from domestic suppliers or from other foreign suppliers whose quotas have not been exceeded by the supply of goods to existing customers.

Description of Property

We lease approximately 2,193 sq ft of office space in the Walnut Tech Business Center located at 398 Lemon Creek Drive, Suite A, Walnut CA 91789 for $3,211 per month.  This lease will terminate on May 31, 2011.

Legal Proceedings

Trade Secrets Lawsuit

On March 3, 2009, we filed a lawsuit against Yuming (Travis) Chou and Chenghsien (Ken) Hsieh for fraud, conversion, violation of the trade secrets act, violations of the business and professions code section 17200, and unjust enrichment.  The lawsuit was filed in the Los Angeles Superior Court, and the case number is BC408968.  Our counsel for this case is The Law Offices of Bin Li, PLC and its associate counsel, Jason J.L. Yang, Esq.  We alleged that Chou and Hsieh, while employed at the Company, wrongfully took our trade secrets (consisting of customer contracts, customer lists, Sunvalley solar system designs, investment agreements, financial reports, and employee records) for the purpose of starting their own competing solar company.  On May 22, 2009, Hsieh filed a cross-complaint against Sunvalley Solar, Inc. for rescission of 70,000 shares purchased by Hsieh (at the cost of $70,000), unpaid wages, and wrongful termination.  Hsieh amended the cross-complaint on July 29, 2009, and withdrew the unpaid wages and wrongful termination claims on October 22, 2009.  After we reached a settlement with Travis Chou, Mr. Chou was dismissed from the case on September 18, 2009.  We amended our complaint on October 13, 2009 by adding two defendants – KYM Construction, Inc. and Tai Hai (Terry) Yu.  On August 26, 2010, we reached a settlement with Chenghsien Hsieh. Mr. Hsien and other defendants were dismissed from the case.

Our agent for service of process in Nevada is Val-U-Corp Services, Inc., 1802 North Carson St., Ste. 108, Carson City, NV 89701.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD.  The OTCBB is a network of security dealers who buy and sell stock.  The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.  Our shares are quoted on the OTCBB under the symbol “SSOL.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2010
Quarter Ended	High $	Low $
December 31, 2010	$0.0479	$0.0044
September 30, 2010	$0.0802	$0.0310
June 30, 2010	$0.0016	$0.0016
March 31, 2010	n/a	n/a

Fiscal Year Ending December 31, 2009
Quarter Ended	High $	Low $
December 31, 2009	n/a	n/a
September 30, 2009	$0.0003	$0.0003
June 30, 2009	n/a	n/a
March 31, 2009	n/a	n/a

On January 20, 2011 the last sales price of our common stock was $0.015.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of January 20, 2011, we had approximately two hundred seventeen (217) holders of record of our common stock, as well as other stockholders who hold shares in street name.

Registration Rights

Pursuant to our Registration Rights Agreement with Auctus, we have agreed to file a registration statement with the SEC registering the resale of the shares of common stock to be purchased from us by the selling shareholder. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144(k).

Financial Statements

Index to Financial Statements:

Audited Financial Statements:

F-1	Report of Independent Registered Public Accounting Firm
F-2	Balance Sheets as of December 31, 2009 and 2008;
F-3	Statements of Operations for fiscal years ended December 31, 2009 and 2008;
F-4	Statement of Stockholders’ Equity as of December 31, 2009;
F-5	Statements of Cash Flows for fiscal years December 31, 2009 and 2008;
F-6	Notes to Financial Statements.

Unaudited Financial Statements:

F-16	Balance Sheets as of September 30, 2010 and December 31, 2009;
F-17	Statements of Operations for three and nine months ended September 30, 2010 and 2009;
F-18	Statement of Stockholders’ Equity as of September 30, 2010;
F-19	Statements of Cash Flows for the three and nine months ended September 30, 2010 and 2009;
F-20	Notes to Financial Statements.

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sunvalley Solar, Inc.

We have audited the accompanying balance sheet of Sunvalley Solar, Inc. as of December 31, 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of Sunvalley Solar, Inc. as of December 31, 2008, were audited by other auditors whose report dated August 13, 2009 and expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Sunvalley Solar, Inc. as of December 31, 2009, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had losses from operations of $611,797 and accumulated deficit of $583,085, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
June 4, 2010

SUNVALLEY SOLAR, INC.
Balance Sheets

ASSETS	December 31,
	2009	2008
CURRENT ASSETS
Cash and cash equivalents	$309,453	$367,218
Accounts receivable, net	295,278	50,448
Inventory, net	3,344,866	496,542
Other receivables	65,378	5,009
Prepaid expenses and other current assets	1,527	249,264
Total current assets	4,016,502	1,168,481

PROPERTY AND EQUIPMENT, NET	56,853	63,657

OTHER ASSETS
Deferred financing costs	-	26,500
Other assets	16,936	16,936
Total other assets	16,936	43,436

Total assets	$4,090,291	$1,275,574

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,405,207	$56,259
Accrued warranty	22,833	25,554
Current portion of long-term debt	8,178	-
Notes payable to related party	175,000	200,000
Customer deposits	93,555	112,206
Total other assets	3,704,773	394,019

LONG-TERM LIABILITIES
Notes payable	91,822	-
Total long-term liabilities	91,822	-

Total liabilities	3,796,595	394,019

Commitments and contingencies	-	-

STOCKHOLDERS' EQUITY

Common stock, no par value, 50,000,000 shares authorized, 18,987,000 and 19,137,000 shares issued and outstanding, respectively	876,781	876,781
Additional paid-in capital	-	-
Retained earnings (deficit)	(583,085)	4,774
Total Stockholders' Equity	293,696	881,555

Total liabilities and stockholders' deficit	$4,090,291	$1,275,574

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Statements of Operations

	For the Years Ended December 31,
	2009	2008

REVENUES, net (including related party sales of $-0- and $173,132, respectively)	$4,413,033	$2,635,091
COST OF SALES	3,804,925	2,078,602
GROSS PROFIT	608,108	556,489

OPERATING EXPENSES
Selling, general and administrative expenses	1,219,905	537,138

Total operating expenses	1,219,905	537,138

LOSS FROM OPERATIONS	(611,797)	19,351

OTHER INCOME (EXPENSES)
Other income	40,000	-
Interest income (expense), net	(16,062)	(10,802)

Total other income (expenses)	23,938	(10,802)

LOSS BEFORE TAXES	(587,859)	8,549

Provision for income taxes	-	(3,775)

NET INCOME (LOSS)	$(587,859)	$4,774

INCOME (LOSS) PER SHARE
Basic and diluted	$(0.03)	$0.00
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic and diluted	19,014,123	19,532,891

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Statements of Stockholders' Equity

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance at January 1, 2008	14,264,000	$792,754	$(166,220)	$626,534

Issuance of common stock for consulting services	3,246,000	55,247	-	55,247

Issuance of common stock for placement agent services	3,450,000	58,719	-	58,719

Repurchase and retirement of common stock	(2,510,000)	(452,000)	-	(452,000)

Issuance of common stock for cash, net of issuance costs	687,000	588,281	-	588,281

Reclassification of S Corporation accumulated deficit	-	(166,220)	166,220	-

Net income for the year ended December 31, 2008	-	-	4,774	4,774

Balance at December 31, 2008	19,137,000	876,781	4,774	881,555

Retirement of common stock	(150,000)	-	-	-

Net loss for the year ended December 31, 2009	-	-	(587,859)	(587,859)

Balance at December 31, 2009	18,987,000	$876,781	$(583,085)	$293,696

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008

OPERATING ACTIVITIES:
Net income (loss)	$(587,859)	$4,774
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,355	11,007
Stock-based compensation	-	113,966
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(244,830)	(50,448)
(Increase) decrease in inventory	(2,848,324)	(321,583)
(Increase) decrease in prepaid expenses and other assets	247,737	(247,141)
(Increase) decrease in other receivable	(60,369)	1,588
(Increase) decrease in deferred financing costs	26,500	32,219
Increase (decrease) in accounts payable and accrued expenses	3,346,227	(66,200)
Increase (decrease) in customer deposits	(18,651)	23,106

Net Cash (Used) in Operating Activities	(124,214)	(498,712)

INVESTING ACTIVITIES:
Purchase in property and equipment	(8,551)	(61,162)
Purchase of other assets	-	(2,930)

Net Cash (Used) in Investing Activities	(8,551)	(64,092)

FINANCING ACTIVITIES:
Proceeds from related party notes payable	285,000	1,163,000
Repayment of related party notes payable	(310,000)	(964,820)
Proceeds from notes payable	158,000	-
Repayments from notes payable	(58,000)	-
Proceeds from issuance of common stock, net	-	588,281
Repurchase of common stock	-	(452,000)
Collection of related party receivables	-	31,129

Net Cash Provided by Financing Activities	75,000	365,590

NET DECREASE IN CASH	(57,765	(197,214)
CASH AT BEGINNING OF YEAR	367,218	564,432

CASH AT END OF YEAR	$309,453	367,218

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$8,021	$11,862
Income taxes	$-	$800

NON-CASH FINANCING ACTIVITIES
Common stock issued for accounts payable	$-	$55,247
Common stock issued for placement agent services	$-	$58,719

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 1:   ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization
Sunvalley Solar Inc. (the "Company"), formerly known as West Coast Solar Technologies Corporation, a California corporation, was incorporated on January 30, 2007 as a Subchapter S corporation. The Company was converted to a C corporation due to the revocation of its Subchapter S status in January 2008 as a result of the issuance of common stock to nonresident aliens.

Description of Business
The Company markets, sells, designs and installs solar panel for residential and commercial customers. The
Company primary market is in the state of California, however the Company may sell anywhere in the United States.

Going Concern
As reflected in the accompanying financial statements, the Company has experienced recurring losses from operations through December 31, 2009 and has an accumulated deficit of $583,085 as of December 31, 2009. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to raise additional operating capital through a private placement of the Company’s common stock. Management believes that with sufficient working capital the Company can produce sufficient sales to become cash flow positive and profitable which will allow it to continue as a going concern. There is no assurance that the Company will be successful in its plans.

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made in preparing the financial statements include the allowance for doubtful accounts, sales returns, stock based compensation, inventory reserves, valuation allowances for property and equipment and intangible assets, deferred income tax valuation allowances and litigation. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents
Cash equivalents are comprised of certain highly liquid investments with original maturities of three months or less when purchased.  The Company maintains its cash in bank deposit accounts which at times may exceed federally insured limits.  The Company has not experienced any losses related to this concentration of risk.

Accounts Receivable
The Company performs periodic credit evaluations of its customers’ financial condition and does not require collateral. Trade receivables generally are due in 30 days. Credit losses have consistently been within management’s expectations. An allowance for doubtful accounts is recorded when it is probable that all or a portion of trade receivables balance will not be collected. The Company’s allowance for doubtful accounts totals $44,680 and $-0-, as of December 31, 2009 and 2008.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined on an average cost basis; and the inventory is comprised of raw materials and finished goods. Raw materials consist of fittings and other components necessary to assemble the Company’s finished goods.  Finished goods consist of solar panels ready for installation and delivery to customers.

At each balance sheet date, the Company evaluates its ending inventory for excess quantities and obsolescence.  This evaluation includes an analysis of sales levels by product type.  Among other factors, the Company considers current product configurations, historical and forecasted demand, market conditions and product life cycles when determining the net realizable value of the inventory.  Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values.  Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventory.  The Company’s reserve for excess and obsolete inventory amounted to $-0- and $-0- as of December 31, 2009 and 2008.

Property and Equipment
Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets.  The estimated useful lives used in determining depreciation are three to five years for tooling, five years for computers and vehicles, and five to seven years for furniture and equipment. Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions.

Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed, and any resulting gain or loss is recorded. Fully depreciated assets are not removed from the accounts until physical disposition. The estimated useful lives are as follows:

Useful Life
Automobile	5 Years
Furniture	7 Years
Office Equipment	5 Years
Machinery	5 Years

Long-Lived Assets
In accordance with ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Customer Deposits
Customer deposits represent advance payments received for products and are recognized as revenue in accordance with the Company’s revenue recognition policy.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments
For certain financial instruments, including accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their relatively short maturities. In the case of the notes payable, the interest rate on the notes approximates the market rate of interest for similar borrowings. Consequently the carrying value of the notes payable also approximates the fair value. It is not practicable to estimate the fair value of the related party notes payable due to the relationship of the counterparty.

Operating Segments
The Company operates in one operating segment.

Revenue Recognition
The completion of a solar installation project ranges from one to six months, thus the Company recognizes revenue of a system installation under the completed contract method of accounting. Revenue from installation of a system or sales of solar panels are recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured.

Cost of Sales
Cost of sales is comprised primarily of the cost of purchased product, as well as labor, inbound freight costs and other material costs required to complete products.

Product Warranties
The Company warrants its products for various periods against defects in material or installation workmanship. The manufacturers of the solar panels and the inverters provide a warranty period of generally 25 years and l0 years, respectively. The Company will assist its customers in the event that the manufacturers’ warranty needs to be used to replace a defective solar panel or inverter. The Company provides for a l0-year warranty on the installation of a system and all equipment and incidental supplies other than solar panels and inverters that are recovered under the manufacturers’ warranty. Maintenance services such as cleaning the solar panels and checking the systems are offered to customers twice a year without a separate service charge.

The Company records a provision for the installation warranty within cost of sales, based on management's best estimate of the probable cost to be incurred in honoring its warranty commitment. The Company's warranty provision was $5,339 and $26,294, which was charged to cost of sales for the years ended December 31, 2009 and 2008.

Advertising Expenses
Advertising expenses are expensed as incurred.  Total advertising expenses amounted to $20,478 and $29,985 for the years ended December 31, 2009 and 2008, respectively.

Research and Development
Research and development costs are expensed as incurred and amounted to approximately $35,000 and $-0- for the years ended December 31, 2009 and 2008, respectively. These costs are included in selling, general and administrative expenses in the accompanying statements of operations.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share Based Payment
The Company follows the provisions of ASC 718, Share Based Payment, which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains services in share based payment transactions. ASC 718 requires entities to measure the cost of services received in exchange for an award of equity instruments, including stock options and warrants, based on the grant date fair value of the award and to recognize it as compensation expense over the period required to provide service in exchange for the award, usually the vesting period.

In accordance with ASC 718, the fair value of share based awards is calculated using the Black-Scholes option-pricing model. This model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions. As such, the values derived from using that model can differ significantly from other methods of valuing the Company’s share based payment arrangements. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.  These factors could change in the future, affecting the determination of share based payment expense in future periods. The assumptions used in the Black Scholes models are based upon the following data: (1) The expected life of the warrant is estimated by considering the contractual term of the option, the vesting period of the option, the option holder’s expected exercise behavior and the option holders’s post-vesting turnover rate, if any. (2) The expected stock price volatility of the underlying shares over the expected term of the option is based upon historical share price data. (3) The risk free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options. (4) Expected dividends are based on historical dividend data and expected future dividend activity. (5) The expected forfeiture rate is based on historical forfeiture activity and assumptions regarding future forfeitures based on the composition of current grantees.

Income Taxes
The Company applies ASC 740, which requires the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. Deferred tax assets are reviewed for recoverability and the Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be recovered.

The Company adopted ASC 740, at the beginning of fiscal year 2008. This interpretation requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach, requiring the recognition and measurement of uncertain tax positions. The adoption of ASC 740 had no material impact on the Company’s financial statements. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are  reduced by a  valuation  allowance  when,  in the opinion  of  management,  it is more  likely  than not  that  some portion or all of the deferred  tax assets will to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss Per Common Share
Basic net loss per common share is computed by dividing the net loss by the weighted average number of outstanding common shares (restricted and free trading) during the periods presented. Basic loss per share and diluted loss per share are the same amount because the impact of additional common shares that might have been issued under the Company’s outstanding and exercisable warrants would be anti-dilutive. There were no potentially dilutive shares that were excluded from the shares used to calculate diluted loss per share for the years ended December 31, 2009 and 2008.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167. The Company does not expect the provisions of ASU 2009-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166. The Company does not expect the provisions of ASU 2009-16 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1. The Company does not expect the provisions of ASU 2009-15 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605):
Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 2:   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)
In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance" ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of EITF 09-1 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 3:   INVENTORY

The Company’s inventory consisted of the following at December 31, 2009 and 2008:

	2009	2008
Raw materials	$309,494	$496,542
Work in Progress	13,972	-
Finished goods	3,021,400	-
	$3,344,866	$496,542

NOTE 4:   PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31, 2009 and 2008:

	2009	2008
Computer equipment	$31,253	$28,021
Furniture	16,065	13,114
Software	2,368	-
Vehicles	34,734	34,734
	84,420	75,869
Less: accumulated depreciation	(27,567)	(12,212)
	$56,853	$63,657

Depreciation expense for the years ended December 31, 2009 and 2008 was $15,355 and $11,007, respectively.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 5:    NOTES PAYABLE

Notes payable outstanding as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
SBA loan payable with a bank with a maximum borrowing of $100,000 is collateralized by all business assets. Any principal amounts outstanding accrue interest at the bank's index rate (6.00% as of December 31, 2009) plus 2% per annum.	$100,000	$-

	$100,000	$-

Future maturities of long-term debt are as follows:

2010	$8,178
2011	12,895
2012	13,691
2013	14,535
2104	16,383
Thereafter	34,318

Total	$100,000

NOTE 6:   DEFERRED FINANCING COSTS

Incremental direct costs incurred to issue shares classified as equity are treated as a reduction of the proceeds received from the related stock issuance. Direct costs incurred before shares classified as equity are issued are accounted for as deferred financing costs until the stock is issued. As of December 31, 2009 and 2008, deferred financing costs amounted to $-0- and $26,500, respectively. The deferred costs are expensed if the stock offering is not completed.

NOTE 7:   RESTRICTED CASH

In order to comply with the State of California's licensing requirement for contract bonds as of December 31, 2009 and 2008 the Company maintains a certificate of deposit in the amount of $12,500 with a financial institution. The restricted cash amount is included in other assets in the accompanying December 31 , 2009 and 2008 balance sheets.

NOTE 8:   EQUITY TRANSACTIONS

Common Stock Issuances

In January 2008, the Company issued 3,246,000 shares (after the Stock Split) of common stock in exchange for settlement of an accrued liability arising from consulting services provided to the Company in 2007.

In January 2008, the Company also issued 3,450,000 shares (after the Stock Split) of common stock in exchange for settlement of an accrued liability of private placement agent services provided to the Company in 2007. The fair value of these shares issued in January 2008 was determined to be $0.017 per share by an independent business valuation.

In May 2008, the Company purchased and retired 2,510,000 shares (after the Stock Split) of common stock at a cost of $452,000, or approximately $0.18 per share.

On July 26, 2008, the Company completed a private placement offering to accredited investors in which the Company issued an aggregate of 687,000 shares of common stock at $1.00 per share.

On September 16, 2009, per the legal settlement between the Company and an ex-employee, 150,000 common shares were retired.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 9:   INCOME TAXES

The FASB has issued FASB ASC 740-10 which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred tax assets and the valuation account are as follows:

	2009	2008
Deferred tax assets:
NOL carryover	$199,872	$-
Valuation allowance	(199,872)	-
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the years ended December 31, 2009 and 2008. The components of income tax expense are as follows:

	2009	2008
Book income (loss)	$(199,872)	$3,775
Valuation allowance	199,872	-
	$-	$3,775

The Company currently has no issues creating timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty of the utilization of net operating loss carry forwards, an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate.  A provision for income taxes has not been made due to net operating loss carry-forwards of $587,859 and $-0- as of December 31, 2009 and 2008, respectively, which may be offset against future taxable income through 2029. No tax benefit has been reported in the financial statements.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended
	2009	2008
Federal statutory rate	-25.00%	-25.00%
State taxes - net of federal benefit	-9.00%	-9.00%
Meals and entertainment	0.00%	0.00%
Contributed Services	0.00%	0.00%
Penalties	0.00%	0.00%
Change in valuation allowance	34.00%	34.00%
	0.00%	0.00%

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

 NOTE 9:   INCOME TAXES (CONTINUED)

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes.  As of December 31, 2009 and 2008, the Company had no accrued interest or penalties related to uncertain tax positions.

The tax years that remain subject to examination by major taxing jurisdictions are for the years ended December 31, 2009, 2008, and 2007.

NOTE 10:    COMMITMENTS AND CONTINGENCIES

The Company leases an office under an operating lease that expires on May 31, 2011.  Total rent expense amounted to $37,000 and $31,791 for the fiscal years ended December 31, 2009 and 2008, respectively.

Future minimum base lease payments are as follows:

Year Ending December 31,

2010	$38,000
2011	16,000
Total	$54,000

Legal Proceedings

From time to time, the Company is involved in various claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

NOTE 11:   RELATED PARTY TRANSACTIONS

Sales revenues of $-0- and $173,132 representing approximately 0.0% and 6.6% of the Company's total sales derived from solar system installations were made to a stockholder's business property and two stockholders' personal residences for the years ended December 31,2009 and 2008, respectively.

The Company borrowed $285,000 and $1,163,000 of short-term loans with maturity dates ranging from 60 to 90 days bearing an interest rate of 6.5%; per annum from its stockholders in 2009 and 2008, respectively. The interest expense incurred for these short-term loans was $15,542 and $13,126 for the years ended December 31, 2009 and 2008, respectively. $963,000 plus $11,862 of interest was paid during 2008. $310,000 plus $6,400 of interest was repaid during 2009.

NOTE 12:   OTHER RECEIVABLES

The Company participates in the California Solar Initiative ("CSI") Program launched by Southern California Edison( "SCE"). Other receivables include the Expected Performance Based Buy-down ("EPBB") rebates under the CSI program. Once the Company completes the solar systems which are connected to SCE's power grid and the site passes inspection and all of the required information is submitted the Company will receive the EPBB rebates from SCE.

SUNVALLEY SOLAR, INC.
Notes to the Financial Statements
December 31, 2009 and 2008

NOTE 13:   CONCENTRATIONS OF RISK

Supplier Concentrations

The Company purchases solar panels from 1 manufacturer and 2 manufacturers during the years ended December 31, 2009 and 2008, respectively.  For the years ended December 31, 2009 and 2008, these vendors accounted for approximately 97% and 92%, respectively, of total inventory purchases.

Customer Concentrations

For the years ended December 31, 2009 and 2008, two and three customers, respectively, represented more than 10% of the Company’s sales. This translates to approximately 29% and 86%, respectively, of the Company's annual net revenues.

NOTE 14:   SUBSEQUENT EVENTS

In February 14, 2010, February 28, April 3, and April 5, 2010 per the Repurchase Agreement, the Company repurchased 200,000 common stock shares from 8 shareholders at a price $1.00 per share.

In accordance with ASC 855-10 Company management reviewed all material events through the date of this report and there are no material subsequent events to report.

SUNVALLEY SOLAR, INC.
Consolidated Balance Sheets

ASSETS
	September 30,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$624,228	$309,453
Accounts receivable, net	415,313	295,278
Inventory	1,114,903	3,344,866
Other receivables	32,271	65,378
Prepaid expenses and other current assets	10,609	1,527

Total current assets	2,197,324	4,016,502

PROPERTY AND EQUIPMENT, NET	47,811	56,853

OTHER ASSETS
Other assets	18,686	16,936

Total other assets	18,686	16,936

TOTAL ASSETS	$2,263,821	$4,090,291

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,041,979	$3,405,207
Bank overdraft	16,824	-
Accrued warranty	26,535	22,833
Current portion of long-term debt	13,059	8,178
Notes payable to related party	175,000	175,000
Customer deposits	115,517	93,555

Total current liabilities	2,388,914	3,704,773

LONG-TERM LIABILITIES
Notes payable	77,658	91,822

Total long-term liabilities	77,658	91,822

TOTAL LIABILITIES	2,466,572	3,796,595

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, 1,000,000,000 shares authorized, 800,068,420 and 485,151,406 shares
issued and outstanding, respectively	800,068	485,151
Additional paid-in capital	(123,287)	391,630
Retained earnings (deficit)	(879,532)	(583,085)

Total Stockholders' Equity	(202,751)	293,696

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,263,821	$4,090,291

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

REVENUES	$1,241,810	$876,054	$3,312,977	$2,474,633
COST OF SALES	1,004,069	788,913	2,783,366	2,108,477
GROSS PROFIT	237,741	87,141	529,611	366,156

OPERATING EXPENSES
Salary and wage expense	169,242	128,717	421,278	375,081
Bad debt expense	-	-	37,320	-
Selling, general and administrative expenses	99,624	133,315	355,702	403,215

Total operating expenses	268,866	262,032	814,300	778,296

INCOME (LOSS) FROM OPERATIONS	(31,125)	(174,891)	(284,689)	(412,140)

OTHER INCOME (EXPENSES)
Other income	624	40,247	2,324	40,823
Interest income (expense), net	(4,905)	(4,851)	(14,082)	(13,396)

Total other income (expenses)	(4,281)	35,396	(11,758)	27,427

INCOME (LOSS) BEFORE TAXES	(35,406)	(139,495)	(296,447)	(384,713)

Provision for income taxes	-	-	-	-

NET INCOME (LOSS)	$(35,406)	$(139,495)	$(296,447)	$(384,713)

INCOME (LOSS) PER SHARE
Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic and diluted	800,068,420	485,151,406	597,186,265	485,572,589

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Consolidated Statements of Stockholders' Equity
(unaudited)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total

Balance at December 31, 2008	488,984,171	$488,984	$387,797	$4,774	$881,555

Retirement of common stock	(3,832,765)	(3,833)	3,833

Net loss	-	-	-	(587,859)	(587,859)

Balance at December 31, 2009	485,151,406	485,151	391,630	(583,085)	293,696

Repurchase of common stock (unaudited)	(5,110,353)	(5,110)	(194,890)	-	(200,000)

Recapiltalization (unaudited)	320,027,367	320,027	(320,027)	-	-

Net loss for the nine months ended September 30, 2010 (unaudited)	-	-	-	(296,447)	(296,447)

Balance at September 30, 2010 (unaudited)	800,068,420	$800,069	$(123,288)	$(879,532)	$(202,751)

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 30,
	2010	2009

OPERATING ACTIVITIES:
Net income (loss)	$(296,447)	$(384,713)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,192	10,555
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(120,035)	(247,950)
(Increase) decrease in inventory	2,229,963	(2,031,536)
(Increase) decrease in prepaid expenses and other assets	(9,082)	212,985
(Increase) decrease in other receivable	33,107	(92,765)
(Increase) decrease in deferred financing costs	-	(13,500)
Increase (decrease) in accounts payable and accrued warranty expenses	(1,359,526)	2,259,184
Increase (decrease) in other assets	(1,750)	-
Increase (decrease) in customer deposits	21,962	(104,606)

Net Cash (Used) in Operating Activities	508,384	(392,346)

INVESTING ACTIVITIES:

Purchase in property and equipment	(1,150)	(8,205)

Net Cash (Used) in Investing Activities	(1,150)	(8,205)

FINANCING ACTIVITIES:
Proceeds from notes payable	-	100,000
Repayment of related party notes payable	-	(25,000)
Repayments from notes payable	(9,283)	-
Bank overdraft	16,824	-
Repurchase of common stock	(200,000)	-
Collection of realted party receivables	-	-

Net Cash Provided by Financing Activities	(192,459)	75,000
	-	-
NET DECREASE IN CASH	314,775	(325,551)
CASH AT BEGINNING OF PERIOD	309,453	367,218

CASH AT END OF PERIOD	$624,228	41,667

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$6,045	$11,862
Income taxes	$800	$800

NON-CASH INVESTING AND FINANCING ACTIVITIES	$-	$-

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Consolidated Notes to Financial Statements
September 30, 2010 and December 31, 2009

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2009 audited financial statements.  The results of operations for the periods ended September 30, 2010 and 2009 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements
Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined on an average cost basis; and the inventory is comprised of raw materials and finished goods. Raw materials consist of fittings and other components necessary to assemble the Company’s finished goods.  Finished goods consist of solar panels ready for installation and delivery to customers.

SUNVALLEY SOLAR, INC.
Consolidated Notes to Financial Statements
September 30, 2010 and December 31, 2009

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company’s inventory consisted of the following at September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009
Raw materials	$15,106	$309,494
Work in Progress	1,965	13,972
Finished goods	1,097,832	3,021,400
	$1,114,903	$3,344,866

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company owes $175,000 of short-term unsecured loans to shareholders with maturity dates ranging from 60 to 90 days bearing an interest rate of 6.5%.

NOTE 5 – COMMON STOCK

During the nine months ended September 30, 2010, the Company entered into agreements to repurchase a total of 5,110,353 (200,000 pre-split) common stock shares from shareholders at a price of $1.00 per share.  As of September 30, 2010, the Company had received all of the stock certificates and had paid the investors in full.

NOTE 6 – SIGNIFICANT EVENTS

On June 24, 2010, in accordance with the Exchange Agreement dated June 24, 2010 Western Ridge Minerals acquired all of the issued and outstanding shares of Sunvalley, which resulted in Sunvalley becoming a wholly-owned subsidiary.  In exchange for all of the issued and outstanding shares of Sunvalley, the shareholders of Sunvalley received a total of 480,041,053 (2,514,600 pre-split) shares of Western Ridge Mineral’s common stock, which represented approximately 60% of the Company’s outstanding common stock following the Acquisition. There were 1,049,271,312 (5,496,400 pre-split) shares of our common stock outstanding before giving effect to the stock issuances in the Acquisition and the cancellation of 729,243,944 (3,820,000 pre-split) shares by Mr. Marco Bastidas and certain other shareholders resulted in there being 800,068,420 (4,191,000 pre-split) shares outstanding post acquisition.  As a result, the shareholders of the Company became the controlling shareholders of the combined entity.

Accordingly, the transaction is accounted for as a recapitalization with Sunvalley deemed to be the accounting acquirer and Western Ridge Mineral the legal acquirer in the reverse acquisition. Consequently, the assets and liabilities and the historical operations of Sunvalley prior to the Merger are reflected in the financial statements and are recorded at the historical cost basis of Sunvalley. The Company’s consolidated financial statements after completion of the Acquisition include the assets and liabilities of both companies. Following the Acquisition our fiscal year-end has been changed from March 31 to December 31.

SUNVALLEY SOLAR, INC.
Consolidated Notes to Financial Statements
September 30, 2010 and December 31, 2009

NOTE 6 – SIGNIFICANT EVENTS (CONTINUED)

In addition, pursuant to the terms and conditions of the Exchange Agreement, the Company’s sole officer and director immediately prior to the Acquisition, Marco Bastidas, resigned from the board and from all offices.  The Company’s board of directors was reconstituted to consist of Zhijian (James) Zhang, Hangbo (Henry) Yu, and Anyork Lee who, prior to the Acquisition, were the directors of Sunvalley.  The Company’s board appointed the following new officers and directors, each of who had served in the same capacity as an officer of Sunvalley prior to the acquisition:

•	Zhijian (James) Zhang, President and Chief Executive Officer
•	Mandy Chung, Chief Financial Officer, Secretary, and Treasurer
•	Hangbo (Henry) Yu, General Manager
•	Fang Xu, Chief Technology Officer
•	Shirley Liao, Director of Administration
•	All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Concurrently with the Acquisition, our former sole officer and director, Marco Bastidas, received a transfer of all assets and agreed to assume all liabilities related to our pre-acquisition business.  Following the Acquisition, we intend to carry on the business of Sunvalley as our primary line of business.

On July 20, 2010 the Company’s board of directors approved a 19.0885235 for 1 forward stock split of the Company’s common stock.  On August 23, 2010 the Company’s board of directors approved a 10 for 1 forward stock split of the Company’s common stock.  The Company’s authorized common stock was increased to 1,000,000,000.  This forward splits have been retroactively applied and is reflected in the financial statements for the period ended September 30, 2010.

NOTE 7 – SUBSEQUENT EVENTS

In accordance with ASC 855, Company management reviewed all material events through the date of this report and there are no material subsequent events to report.

Management Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Management's statements contained in this portion of the prospectus are not historical facts and are forward-looking statements. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, those matters discussed under the section entitled “Risk Factors,” above.  Such risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Business Development Plan

The primary components of our growth strategy are as follows:

•
Developing and commercializing our proprietary solar technologies including our coating and focusing technologies, racking and panel cleaning system. By deploying these new technologies into our PV panels and solar installation business, we hope to enhance the value provided to our customers and increase our profitability.

•
Promoting and enhancing our company’s brand and reputation in solar design and integration and expanding our installation business from Southern California to Northern California, Arizona or other states.

•
Developing a PV panel manufacturing capability to provide high efficiency and low cost solar panels to US market. This will complement our installation business and provide an implementation platform for our R&D.

•
Getting involved in the private power providing business (Distributed Power Plants).  Developing this line of business will lead to higher profit margins and income to our business. In the future, this line of business could become one of our main income sources.

Expansion of Installation Business

We are planning to expand its installation business from Southern California to Northern California, Arizona or other states in two to three years. We will continue to execute our marketing and sales strategy in Southern California and, with additional capital, will be able to expand our business to cover Northern California, Arizona or other states.  The planned expansion is expected to occur through acquiring smaller installation companies in these regions and/or through the establishment of subsidiaries in these states and boost our installation profits. Our current intention is to establish two new offices located in Northern California or other states and in San Diego. The estimated start-up cost for each new branch would be approximately $500,000.

If we are able to expand our installation business, it will assist us in gaining favorable terms from OEM international manufacturers of our planned solar panel manufacturing operation.  In addition, an expanded installation business would allow us to accelerate the introduction of our new technologies and solar parts and would generate additional revenue to fund initial investment in our planned Distributed Power Plant business and to further fund our investments in R&D.

Commercialization of Research and Development

Prior to initiating our planned OEM manufacturing of Sunvalley-branded solar panels, we will need to commercialize our advanced panel technology through the design, fabrication, and characterization of a prototype solar cell.  The total expense for planned commercialization of our research and development will be approximately $500,000. The necessary equipment and facilities will be accessed from University of California, San Diego. The Nano3 clean room facilities in the school of Engineering at UCSD are equipped with state-of-the-art micro and nano fabrication equipment and facilities, and can be accessed by outside users with a $107 hourly fee.

The interference pattern that will be recorded in the solar cells will be obtained using an Argon laser operating at 362nm. This laser and its associated equipment is available to us through a special arrangement with the administration office in the University of California, San Diego, as well as the Ultrafast and Nano-scale Optics lab in the Department of Electrical and Computer Engineering in UCSD.

Other equipment will also be required, including coating machine for PV panel testing.

Initiate OEM Manufacturing of Solar Panels

By leveraging its solar panel installation business and R&D, we plan to procure OEM solar panels from selected Chinese manufacturers and to market them in the U.S. under our brand name. We will be responsible for R&D, quality control, customer service, sales and marketing activities, as well as panel certification in U.S.

The estimated OEM panel cost is less than $1.40 per watt. As a reference, currently, the lowest panel price is around $1.80 per watt (Mono-crystalline, Polycrystalline). We can use own own sales and installation platform to showcase the new panels and drive sales of the new panels in the U.S market. Meanwhile, we will continue our R&D effort on panel coating and other advanced technologies and apply the results to its panel manufacturing business. The goal will be to further improve the efficiency, lower the cost of solar panels with our proprietary technologies, and to grow our market share.

Our marketing strategy for its planned OEM solar panels is as follows:

•	Set-up a platform to showcase our innovative solar panel technologies and make Sunvalley solar panels a household name.

Unlike other merchandise, solar panel is very unique in that it requires very high level of quality assurance and customer satisfaction. Providing satisfactory customer service and technical support is absolutely vital in solar panel sales. As the first step, we will strive to make its brand a household name. The Sunvalley solar panel will be used by our installation business as well as several other installation companies which have partnerships with us. A marketing campaign aimed at other solar installation companies will help to achieve this goal. We will use our own installation business as the platform to showcase the product quality and build up consumer awareness of its brand.

•	Penetrate into the main stream distribution network

By leveraging early successes and customer trust earned from our initial installations, we plan to penetrate into the mainstream distribution network with our OEM solar panels.

•	Further sale activities

Once our brand name solar panels become well known, our sales team will begin an aggressive marketing campaign to connect the individual sales points (distributors and venders) to form a distribution network. The marketing campaigns will also include attending trade shows, advertising in the media (TV commercials and newspaper advertisement) and designating local representatives to boost the market share and brand awareness.

•	Offer a low cost, high efficiency solar panel derived from advanced research

To boost our solar panel market share, our R&D team will work with our OEM partner to apply selective coating technique and other cutting edge technologies to further reduce the manufacturing cost and improve the panel efficiency.

The total capital required to initiate our planned panel manufacturing business would be approximately $2,000,000 which can be categorized into three parts:

•	Registration and Certification of OEM panels with our brand – $300,000, including UL certification fees, CEC registration fees, and lab testing fees.

•
Initial Inventory – $1,500,000.  We will need to keep at least 4 containers of PV panels in the warehouse in order to support sales of 5~10M watts per year, which means we will need to have over $1,000,000 in inventory for PV panels only. An additional $300,000 in inventory would be needed in order to keep the requisite amount of inverters and racking and panel cleaning systems. In addition, we anticipate providing variable payment terms to different customers based on their creditworthiness; this will add additional cash flow pressure.

•	OEM Management costs – $200,000

Develop Distributed Power Plan Business

With our resources and experience gained from large scale solar power system designs, installation and other related business, we believe we have unique advantages in the design and installation of large roof-top power plant systems. We are aggressively proposing our Distributed Power Plant solution to utility companies in Southern California. We believe that by collaborating with us on this approach, utility companies will benefit in the form of free installation, field space, and our expertise on large commercial solar system designs, installation and maintenance services, as well as our technical and management experience. By collaborating with us, utility companies can help to achieve their alternative energy requirements under California law.

We are pursuing substantial contracts with some of our current installation customers who control or own over 2,000,000 square feet of roofs on warehouses or other buildings in Southern California. We are also seeking additional private space agreements with other commercial customers. We are among the few companies in California that has the permit and expertise to install large-scale commercial and/or government solar power systems, together with roof constructional design and building interior/exterior electrical designs. We believe additional advantages are provided by our experience in filing solar power system permit applications and rebate applications and our expertise gained through our experience with governments and utility companies.

Results of Operations

Results of Operations of Sunvalley Solar, Inc. for the Years Ended December 31, 2009 and 2008

During the fiscal year ended December 31, 2009, we generated gross revenues of $4,413,033.  Total cost of sales was $3,804,925, resulting in gross profit of $608,108.  Selling, general, and administrative expenses were $1,219,905.  We experienced other income in the amount of $40,000 and interest expense of 16,062.  The net loss for the fiscal year ended December 31, 2009 was therefore $587,859.

By comparison, we generated gross revenues of $2,635,091 during the fiscal year ended December 31, 2008.  Total cost of sales was $2,078,602, resulting in gross profit of $556,489.  Selling, general, and administrative expenses for 2008 were $537,138.  We accrued interest expense of $10,802 and allocated $3,775 for income taxes.  The net income for the fiscal year ended December 31, 2008 was therefore $4,774.

Results of Operations for the three and nine months ended September 30, 2010

During the three months ended September 30, 2010, we generated gross revenues of $1,241,810.  Total cost of sales was $1,004,069, resulting in gross profit of $237,741.  Selling, general, and administrative expenses were $99,624.  Salary and wage expenses were $169,242. We experienced interest expense of $4,905 and other income of $624.  The net loss for the three months ended September 30, 2010 was therefore $35,406. By comparison, we generated gross revenues of $876,054 during the three months ended September 30, 2009.  Total cost of sales was $788,913, resulting in gross profit of $87,141.  Selling, general, and administrative expenses were $133,315.  Salary and wage expenses were 128,717. We experienced interest expense of $4,851 and other income of $40,247.  The net loss for the three months ended September 30, 2009 was therefore $139,495.

During the nine months ended September 30, 2010, we generated gross revenues of $3,312,977.  Total cost of sales was $2,783,366, resulting in gross profit of $529,611.  Selling, general, and administrative expenses were $355,702.  Salary and wage expenses were $421,278.  Bad debt expense was $37,320. We experienced interest expense of $14,082 and other income of $2,324.  The net loss for the nine months ended September 30, 2010 was therefore $296,447. By comparison, we generated gross revenues of $2,474,633 during the nine months ended September 30, 2009.  Total cost of sales was $2,108,477, resulting in gross profit of $366,156.  Selling, general, and administrative expenses were $403,215.  Salary and wage expenses were $375,081.  We experienced interest expense of $13,396 and other income of $40,823.  The net loss for the nine months ended September 30, 2009 was therefore $384,713.

 Liquidity and Capital Resources

As of September 30, 2010, we had current assets in the amount of 2,197,324, consisting of cash in the amount of $624,228, accounts receivable of $415,131, inventory in the amount of $1,114,903, other receivables of $32,271, and prepaid expenses of $10,609.  As of September 30, 2010, we had current liabilities in the amount of $2,388,914.  These consisted of accounts payable and accrued expenses in the amount of $2,041,979, accrued warranty in the amount of $26,535, notes payable to a related party in the amount of $175,000, customer deposits of $115,517, and the current portion of long term debt in the amount of $13,059.  Our working capital deficit as of September 30, 2010 was therefore $191,590.

 In order to move forward with our business development plan set forth above, we will require additional financing in the approximate amount of $4,500,000, to be allocated as follows:

Initiate OEM Manufacturing	$2,000,000
R&D Commercialization Costs	$500,000
Expansion of Installation Business (3 new branches)	$1,500,000
Additional working capital and general corporate	$500,000
Total capital needs	$4,500,000

We will require substantial additional financing in order to execute our business expansion and development plans and we may require additional financing in order to sustain substantial future business operations for an extended period of time.  We currently do not have any firm arrangements for financing and we may not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible.  If we are unable to obtain the necessary capital to pursue our strategic plan, we may have to reduce the planned future growth of our operations.

Going Concern

We have experienced recurring losses from operations and had an accumulated deficit of $879,532 as of September 30, 2010. To date, we have not been able to produce sufficient sales to become cash flow positive and profitable on an ongoing basis. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our costs of operations and/or upon obtaining additional financing. For these reasons, our auditor has raised substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results or operations, liquidity, capital expenditures or capital resources that is deemed material.

Changes In and Disagreements with Accountants

On July 29, 2010, our Board of Directors dismissed Silberstein Ungar, PLLC as our independent registered public account firm and approved the engagement of the accounting firm of Sadler, Gibb, & Associates, LLC as our new independent registered public accounting firm. None of the reports of Silberstein Ungar, PLLC on our financial statements for either of the past two years or any subsequent interim periods contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that the Registrant's audited financial statements contained in its Form 10-K for the fiscal year ended March 31, 2010 a going concern qualification in our audited financial statements.

During our two most recent fiscal years and the subsequent interim periods thereto, there were no disagreements with Silberstein Ungar, PLLC whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Silberstein Ungar, PLLC satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements.

During the two most recent fiscal years and the interim periods preceding the engagement of Sadler, Gibb, & Associates, LLC, we have not consulted Sadler, Gibb, & Associates, LLC regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on the effective date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Office(s) held
Zhijian (James) Zhang	42	President, CEO, Director
Mandy Chung	41	Chief Financial Officer, Secretary, Treasurer
Hangbo (Henry) Yu	55	General Manager, Director
Fang Xu	43	Chief Technology Officer
Shirley Liao	40	Director of Administration
Anyork Lee	59	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Zhijian (James) Zhang – Dr. Zhang is our President, CEO, and a member of our board of directors.  He graduated from Tsinghua University with a Ph.D. in opto-electronics. He was a Post- Doctoral Fellow at Polytechnic University, NY. Prior to moving to the United States, Dr. Zhang was the deputy director of National Key Lab of Opto-electronics in China in 1996. After moving to the United States, Dr. Zhang held a number of management and technical positions in several multinational corporations including Motorola and Fujitsu. During the past fifteen years. Dr. Zhang managed R&D teams as well as OEM organizations in China and Taiwan. Dr. Zhang has a technical background (including coating of semiconductor devices) and experience in business and general management.

Mandy Chung -- Ms. Chung is our Chief Financial Officer, Secretary, and Treasurer.  She graduated from Texas A&M University (College Station) with a Master’s degree in Finance and a Bachelor’s degree in Accounting. She co-founded Chung & Chung Accountancy Corporation, CPAs. Ms. Chung has over 10 years of public accounting experience in providing auditing, accounting, business consulting and tax services to a wide range of industries. She has extensive experience in performing reviews and audits for various organizations, including SEC reporting companies. In addition, Ms. Chung helped the former founder of Dietrich Coffee to prepare a ten-year business and financial plan to establish a new series of coffee stores. Ms. Chung has also conducted various incurred costs audits for MGM Mirage, Los Angeles County Metropolitan Transportation Authority and Caltrans.

Hangbo (Henry) Yu -- Mr. Yu is our General Manager and a member of our Board of Directors.  He graduated from Beijing University of Aeronautics and Astronautics with a Bachelor’s degree in Structure Design. He has run several startup companies in China and Canada, respectively. Over the past 12 months, Mr. Yu has been working to establish relationships with major solar power equipment manufacturers in China. Mr. Yu is an experienced business and operation manager.

Fang Xu -- Dr. Xu is our Chief Technology Officer.  He graduated from the Electrical Department of Beijing University in China and got his Master Degree in Electronics from University of Alabama, and PhD in Photonics from University of California, San Diego. Dr. Xu is currently in charge of the research and development efforts in the company. Dr. Xu has over 13 years of experience in both in academic and industrial environments. Dr. Xu has extensive knowledge in photonics, and optics, as well as micro and nano-scale device processing technologies. In addition, Dr. Xu has hands on experience in making the nano-scale structure that modifies the effective dielectric properties of optical materials. Dr. Xu has been a pioneer in the use polarization selective materials to construction micro and nanoscale diffractive optical elements.

Shirley Liao -- Mrs. Liao is our Director of Administration.  She graduated from Guangxi University in Financial Management. She worked at an international trading company in China prior to moving to the United States. While working there, Mrs. Liao acquired experience in international trade as well as general management. She started her own trading company after moving to the United States.

Anyork Lee -- Mr. Lee is a member of our Board of Directors.  He graduated from National Taiwan University, Taiwan and got his MBA from California State University, Stanislaus, in 1979. He is the president of CAAM (California Alliance of Acupuncture Medicine), Chairman of Southern California Chapter of APIAP (Asian Pacific Island American Public Affair Association), and a Planning Committee Member of Susan Samueli Center for Integrative Medicine at University of California, Irvine. He was also a Governing Board Member of Walnut Valley from 1997 to 2005, and Board Member of the Chinese American Association of Diamond Bar.

Directors

Our bylaws authorize no less than one (1) and no more than twelve (12) directors. We currently have three directors.  Pursuant to the terms of the Acquisition, Zhijian (James) Zhang, Hangbo (Henry) Yu, and Anyork Lee, who prior to the Merger were the directors of Sunvalley, were appointed as our directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers other than Shirley Liao and Hangbo (Henry) Yu who are wife and husband.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•
The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Experience in political affairs;
•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Executive Compensation

Compensation Discussion and Analysis

We presently do not have employment or compensation agreements with any of our named executive officers and have not established any overall system of executive compensation or any fixed policies regarding compensation of executive officers.  Currently, our executive officers receive fixed cash compensation as set forth below.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhijian (James) Zhang, President, CEO, and Director	2009 2008	99,400 75,400	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0
Mandy Chung, CFO, Secretary, and Treasurer	2009 2008	42,000 30,000	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0
Hangbo (Henry) Yu, General Manager and Director	2009 2008	96,000 72,000	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0
Fang Xu, CTO	2009 2008	7,200 0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0
Shirley Liao, Director of Administration	2009 2008	43,000 43,000	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0
Marco Bastidas, former sole officer	2009 2008	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to the Summary Compensation Table

Currently, our executive officers receive fixed cash compensation as set forth in the Summary Compensation Table. We presently do not have employment or compensation agreements with any of our named executive officers and have not established any overall system of executive compensation or any fixed policies regarding compensation of executive officers.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Zhijian (James) Zhang, President, CEO, and Director	-	-	-	-	-	-	-	-	-
Mandy Chung, CFO, Secretary, and reasurer	-	-	-	-	-	-	-	-	-
Hangbo (Henry) Yu, General Manager and Director	-	-	-	-	-	-	-	-	-
Fang Xu, CTO	-	-	-	-	-	-	-	-	-
Shirley Liao, Director of Administration	-	-	-	-	-	-	-	-	-
Marco Bastidas, former sole officer	-	-	-	-	-	-	-	-	-

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhijian (James) Zhang	0	-0	-0	-0	-0	-0	-0
Hangbo (Henry) Yu	0	-0	-0	-0	-0	-0	-0
Anyork Lee	0	-0	-0	-0	-0	-0	-0
Marco Bastidas, former director	-	-	-	-	-	-	-

Narrative Disclosure to the Director Compensation Table

We do not currently provide any compensation to directors for their service as directors.

Employment Agreements with Current Management

We do not currently have any employment agreements in place with any of our executive officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our capital stock by each executive officer and director, by each person known by us to beneficially own more than 5% of any class of stock and by the executive officers and directors as a group. Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 803,068,420 shares common stock issued and outstanding as of January 20, 2011.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class
Current Executive Officers & Directors:
Common Stock	Zhijian (James) Zhang 12161 Salix Way San Diego CA 92129	88,075,400 shares	10.97%
Common Stock	Hangbo (Henry) Yu 3309 S. Gauntlet Dr. West Covina, CA 91792	70,621,050 shares	8.79%
Common Stock	Anyork Lee 1050 Yorba Linda Blvd. Placentia, CA 92870	30,664,190 shares	3.82%
Common Stock	Shirley Liao 3309 S Gauntlet Dr. West Covina, CA 91792	17,734,000 shares	2.21%
Common Stock	Mandy Chung 1059 Moreno Way Placentia, CA 92870	6,899,360 shares	0.86%
Common Stock	Fang Xu 11239 Vandemen Way San Diego, CA 92131	127,700 shares	0.02%
Total of All Current Directors and Officers:
Common Stock		214,124,700 shares	26.67%
More than 5% Beneficial Owners
Common Stock	Haibo Yu 38499 Berkeley Common Fremont CA 94536	59,888,520 shares	7.46%

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

Securities Authorized for Issuance Under Equity Compensation Plans

To date, we have not adopted a stock option plan or other equity compensation plan and have not issued any stock, options, or other securities as compensation.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

None of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

Available Information

We have filed a registration statement on form S1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$172.76
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$0
Transfer Agent Fees	$500
Accounting fees and expenses	$1,000
Legal fees and expenses	$7,000
Total	$8,672.76

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any  director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended(1)(2)(3)
3.2	By-laws(1)
5.1	Opinion of Cane Clark LLP, with consent to use
10.1	Drawdown Equity Financing Agreement
10.2	Registration Rights Agreement
23.1	Consent of Independent Registered Public Accounting Firm
(1)	Previously filed as an exhibit to the Registration Statement on Form S-1 filed on May 7, 2008
(2)	Previously filed as an exhibit to the Current on Form 8-K filed on July 14, 2010
(3)	Previously filed as an exhibit to the Current on Form 8-K filed on January 21, 2011

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (a)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any  material change to such information in the registration statement.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walnut, State of California, on January 26, 2011.

SUNVALLEY SOLAR, INC.

By: /s/ James Zhang
James Zhang
President, Chief Executive Officer, and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ James Zhang
James Zhang
President, Chief Executive Officer, and Director

By: /s /Mandy Chung
Mandy Chung
Chief Financial Officer, Principal Officer, Secretary, and Treasurer
January 26, 2011

By: /s/ Hangbo (Henry) Yu
Hangbo (Henry) Yu
General Manager, Director
January 26, 2011

By: /s/ Anyork Lee
Anyork Lee
Director
January 26, 2011